Exhibit 10.34

[Cable One, Inc. Letterhead]

February 12, 2021

Dear Megan,

We are delighted that you will be joining Cable One and its family of brands and look forward to welcoming you to the Cable One team. Cable One is very excited about the addition of Hargray. You will soon discover you have much in common with your new Cable One colleagues. Like you, they are highly creative, innovative people who enjoy what they do. They share your passion, commitment to excellence and quality, and focus for our customers’ satisfaction. We are confident that we can accomplish great things together. We look forward to this exciting new chapter and to working closely with you to enable our mutual success!

This letter confirms our offer of continued employment to you, contingent on the closing (the “Closing”) of Cable One’s acquisition of Hargray (the “Transaction”). Effective as of the Closing, you will continue in your current role, which you and Cable One expect will continue through at least December 31, 2021, and you will continue to report to Michael Gottdenker, Chief Executive Officer of Hargray.

I.         COMPENSATION AND BENEFITS

Effective as of and following the Closing, your salary and annual target bonus opportunity will remain the same. In addition, you will generally receive the same benefits as provided to you prior to the Closing.

You will be eligible to receive your full-year annual cash bonus under Hargray’s annual bonus program for the performance year ending September 30, 2021 (your “Hargray 2021 Bonus”), the amount of which will be based on the actual achievement of the existing performance goals thereunder for the full performance year, determined in accordance with the terms and procedures previously agreed to between Cable One and Hargray as set forth in the merger agreement relating to the Transaction. Your Hargray 2021 Bonus will be paid to you in a cash lump sum on or before November 30, 2021. In addition, for the stub period commencing October 1, 2021 and ending December 31, 2021, you will be eligible to participate in, and receive a cash bonus under, Cable One’s 2021 Annual Bonus Plan (your “Cable One 2021 Bonus”), the amount of which will be determined based on your current target annual bonus opportunity with Hargray and the performance achieved under Cable One’s 2021 Annual Bonus Plan. Your Cable One 2021 Bonus will be paid to you in a cash lump sum at the same time bonuses are paid to similarly situated Cable One employees under Cable One’s 2021 Annual Bonus Plan (but in no event later than March 15, 2022).

If, prior to December 31, 2021, your employment is terminated by Cable One without Cause or by you for Good Reason (each, as defined in Attachment A), subject to (i) your execution of a customary waiver and general release of claims (in a form substantially consistent with Cable One’s standard form of release provided to Hargray prior to the date hereof) and the expiration of any applicable revocation period and (ii) your continued compliance with the Restrictive Covenants (as defined below), you will (A) receive a lump sum cash payment in an aggregate amount equal to your then-current base salary for the period beginning on your termination date and ending on December 31, 2021, (B) receive your Hargray 2021 Bonus and Cable One 2021 Bonus (to the extent not previously paid) and (C) be eligible to exercise your rights to continuation of group health plan coverage (including medical, dental, prescription and vision coverage) for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or any applicable state insurance continuation laws, and Cable One will provide you with a lump sum cash payment in an aggregate amount equal to the employer-portion of the premiums (assuming you had remained an active employee) plus any administrative fees associated with our elected coverages thereunder for you and your eligible dependents from your termination date to December 31, 2021, grossed-up for any applicable federal, state and local income and payroll taxes (clauses (A) through (C), collectively, the “Severance Benefits”). You will receive the payment described in Clause (A) within ten business days following your satisfaction of the release requirement and the expiration of any applicable revocation period, which much occur no later than sixty (60) days following your date of termination. You will receive the payments described in clause (B) on the originally scheduled applicable bonus payment dates, as described above.

Notwithstanding the foregoing, if your employment is terminated by Cable One for Cause or by you without Good Reason, you will not be eligible to receive any of the Severance Benefits. However, in the event of a termination of your employment for any reason (including, without limitation, a termination of your employment by Cable One for Cause or by you without Good Reason), you will be entitled to receive (i) any accrued but unpaid base salary through the date of termination, (ii) any accrued by unused vacation and paid time off through the date of termination, (iii) any unreimbursed business expenses in accordance with the relevant policies of Cable One or Hargray, as applicable, and (iv) any accrued or vested compensation or benefits payable under any compensation or benefit plan, program or arrangement in accordance with its terms.

II.         RESTRICTIVE COVENANTS

In consideration of Cable One’s obligations hereunder and as a condition to the receipt of the consideration payable in respect of your Hargray equity and equity-based awards and as a necessary measure to protect the legitimate business interests of Cable One, Hargray and their respective affiliates (collectively, the “Company Entities”), including confidential trade secrets, valuable confidential information and proprietary information (the “Business Interests”), you agree to be bound by the restrictive covenants set forth on Attachment B (the “Restrictive Covenants”). You agree that the Company Entities shall be entitled to injunctive relief for any actual or threatened violation of the Restrictive Covenants by you, in addition to any other rights or remedies the Company Entities may have for money damages. Notwithstanding anything to the contrary herein, in no event shall any violation or breach of the Restrictive Covenants serve as grounds for, or otherwise result in, any forfeiture, recoupment or clawback of any consideration or other amounts (regardless of form) payable in respect of your Hargray Class A or B Units or other Hargray equity or equity-based awards in connection with the Transaction.

III.         MISCELLANEOUS

This offer letter represents the entire agreement of the parties concerning your employment with Cable One and its subsidiaries and shall supersede any and all previous offer letters or similar agreements you have with Hargray concerning your employment with Hargray, provided that any indemnification rights in respect of your service as a director or officer of Hargray that you may have in Hargray’s organizational documents or other indemnification arrangements shall remain in full force and effect.

By accepting this offer, and for the consideration stated herein, you agree that, in the event that any payments could be considered “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the “Code”), you waive your right to the portion of such payments that, in the aggregate, exceeds 299% of your “base amount” (within the meaning of Section 280G(b)(3) of the Code) unless such amounts are approved by a shareholder vote in a manner that satisfies Section 280G(b)(5) of the Code. All payments described in this offer letter will be subject to applicable tax withholding requirements and are intended to comply with, or be exempt from, Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made hereunder is designated as a separate payment. To the extent that any payment or benefit pursuant to this offer letter constitutes deferred compensation (within the meaning of Section 409A of the Code), such payment or benefit shall be made at such times and in such forms as are required to comply with Section 409A of the Code (including, without limitation, in the case of a “specified employee” within the meaning of Section 409A of the Code, the six-month delay for amounts payable upon a separation from service) and the Treasury Regulations and any applicable guidance thereunder.

For the avoidance of doubt, nothing in this letter modifies Cable One’s or your right to end the employment relationship at any time for any reason.

This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware and any dispute shall be determined by any state or federal court in the State of Delaware.

This letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute together one and the same instrument.

Please sign and date this letter below to indicate your acceptance and return the original to me at your earliest convenience. Keep the copy for your records.

[signature page follows]

Sincerely,

/s/ Steven Cochran

Steven Cochran
Chief Financial Officer
Cable One, Inc.

/s/ Michael Gottdenker

Name: Michael Gottdenker
Title: Chief Executive Officer

Hargray Communications Group, Inc.

ACCEPTED AND AGREED:

February 12, 2021, by

         /s/ Megan Detz

         Megan Detz

Attachment A

Definitions

“Cause” shall mean the occurrence of any of the following events: (a) your fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Cable One, Hargray or their respective affiliates (collectively, the “Company Entities”) funds or property; (b) your repeated refusal to substantially perform your duties to the Company Entities; (c) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (d) any willful act, or gross neglect by you in bad faith to the material detriment of the Company Entities; (e) your material noncompliance with any material Company Entity policies, for which there was a significant negative impact on the Company Entities’ financial or operating results, market capitalization, share price or reputation; or (f) your material breach of any agreement between you and the Company Entities; provided that the events described in clauses (b), (d), (e) and (f) above will not constitute “Cause” hereunder unless (i) you have been provided with a written notice from Cable One describing such events giving rise to “Cause”, (ii) you have been given no less than thirty (30) days to cure such circumstances or events after receipt of such written notice from Cable One and (iii) you have failed to so cure. If, subsequent to your termination of employment with the Company Entities for any reason other than for Cause, the Company Entities reasonably determine in good faith that your employment could have been terminated by the Company Entities for Cause, then, at the election of the Company Entities, your employment will be deemed to have been terminated for Cause as of the date the events giving rise to Cause occurred.

“Good Reason” shall mean the occurrence of any of the following, without your prior written consent: (a) a material breach by Cable One of any provision of this offer letter; (b) a material diminution in your authority, title, duties, responsibilities or current reporting relationship; (c) a reduction in your base salary or target annual bonus opportunity; or (d) the relocation of your principal place of work to a location more than thirty (30) miles from your present principal place of work; provided, that Good Reason shall not exist unless (i) you provide written notice to the General Counsel of Cable One within sixty (60) days after the occurrence of any such circumstances or event describing the circumstances or event that constitutes Good Reason and (ii) Cable One will have forty-five (45) days to cure such circumstances or event after receipt of such notice. In the event that Cable One fails to so cure, you must resign within thirty (30) days following the end of the cure period.

Attachment B

Restrictive Covenants

1.         Non-Compete. You acknowledge that as a result of your employment with the Hargray Entities (as defined below), you have or will come into possession of certain confidential, proprietary and trade secret information relating to the Hargray Entities (including, but not limited to, technical information about the Hargray Entities’ systems, equipment and operations, strategic and marketing information performed by or for the Hargray Entities). You further acknowledge that you could not take employment or engage in consultation within the Hargray Entities’ business and in areas served by any of the Hargray Entities without utilizing such information. Therefore, you agree that, for a period of two (2) years from the date of the Closing (the “Non-Competition Period”) you will not engage or participate in (whether independently or through employment or any other relationship), consult with or own, manage or control any entity engaged in, directly or indirectly, the business of (a) operating a wireline or wireless cable television system, MMDS, DBS, SMATV or other multiple channel video system or service or any Internet access or high-speed data system or service or any telephony system or service, in each case that is in competition with systems owned by Hargray Acquisition Holdings, LLC and its subsidiaries as of immediately prior to the Closing (the “Hargray Entities”); or (b) providing consulting or other similar services in respect of any system or service covered by clause (a) above to communities where any of the Hargray Entities owned systems as of immediately prior to the Closing, in each of clauses (a) and (b), in the geographic areas within the states of Alabama, Florida, Georgia or South Carolina where the Hargray Entities are operating as of the date of the Closing (such geographic areas, the “Hargray Markets”) (clauses (a) and (b) collectively, the “Business”); provided, that such prohibitions shall be deemed to apply in all events to your employment by, or provision of services to or on behalf of, Charter Communications, Inc., its subsidiaries and their affiliates (collectively, “Charter”) in the Hargray Markets; provided, however, that nothing contained herein shall prohibit you from being employed by, or otherwise providing services to, any entity that is engaged in the Business (other than Charter), so long as no more than 25% of each of the revenue, network assets and network coverage of such entity is derived from engaging in the Business in the Hargray Markets, in the aggregate.

Notwithstanding anything to the contrary herein, nothing herein shall prevent you from (i) being employed by, or providing services to, a division of an entity that engages in the Business so long as (x) the division in which you are employed by or providing services to does not engage in the Business (other than Charter) and (y) you do not directly provide material assistance to the division that is engaged in the Business or (ii) owning not more than five percent (5%) of any of the equity securities of any publicly traded corporation.

Any actual or threatened breach of this commitment shall entitles the Company Entities to seek an injunction, in addition to any other rights or remedies for monetary damages.

You acknowledge and agree that (i) if a court of competent jurisdiction determines that the Non-Competition Period is unenforceable under applicable law, the Non-Competition Period will be reduced to 12 months (or such shorter period as enforceable under applicable law) and (ii) you hold a position with the Hargray Entities which is in a highly specialized and technical industry, and have access to and knowledge about the Hargray Entities’ business, operations, employees, competitors, and strategies in markets the Hargray Markets.

2.         Non-Solicitation of Customers or Clients. As a necessary measure to protect the Company Entities’ Business Interests, you agree that during the Non-Competition Period, you will not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the one (1) year period prior to such time had been, a customer, client or active prospective customer or client of the Hargray Entities, to either cease or curtail its relationship with the Hargray Entities, unless you shall have previously obtained a written release from an authorized representative of Cable One specifically permitting an action that would otherwise be prohibited by the provisions of this paragraph.

3.         Non-Solicitation of Employees and Consultants. As a necessary measure to protect the Company Entities’ Business Interests, you agree that at any time during the Non-Competition Period, you will not (and you will cause any entity you control not to) directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the six (6) month period prior to such time had been, employed by, or provided services to, the Hargray Entities, to cease or curtail his or her relationship therewith. Notwithstanding the foregoing, the restrictions of this paragraph shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted directly or indirectly towards employees of the Hargray Entities.

4.         No-Hire. As a necessary measure to protect the Company Entities’ Business Interests, including confidential trade secrets, valuable confidential information and proprietary information, during the Non-Competition Period, you agree that you will not, directly or indirectly, hire or attempt to hire, whether as a director, officer, employee, contractor, consultant or other service provider, any person who at such time is, or who at any time in the six (6) month period prior to such time had been, employed by the Hargray Entities at the level of “Director” or above and based primarily in any of the Hargray Markets.

5.          Non-Disparagement. During the Non-Competition Period, (i) you shall not knowingly or intentionally say or do anything to disparage the Company Entities and (ii) the Company Entities shall direct their officers and directors not to say or do anything to disparage you. It will not be a violation of this Section 5 for you or a Company Entity to make truthful statements, under oath, as required by law, to a governmental entity or law enforcement agency or as part of a litigation or administrative agency proceeding.

6.          Confidentiality. You will keep in strict confidence, and will not, directly or indirectly, at any time during or after your association with the Company Entities, disclose, furnish, disseminate, make available or, except for the sole purpose of performing your duties in association with the Company Entities, use any trade secrets or valuable confidential information of the Company Entities or their customers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information shall include, without limitation, the Company Entities’ selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, pricing, rate and marketing information, unique services and methods of providing services, revenue plans, financial information, specialized training methods and processes, its relationships with employees and prospective and existing customers, its business “know how” including but not limited to its confidential business practices, policies, and procedures and other intellectual property and other business information (collectively, “Confidential Information”). You specifically acknowledge that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media or maintained in your mind or memory and whether compiled by the Company Entities, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company Entities to maintain the secrecy of such information, that such Confidential Information is the sole property of the Company Entities and that any retention and use of such Confidential Information by you after the termination of your association shall constitute a misappropriation of the Company Entities’ trade secrets.

7.          Cooperation. Additionally, you agree to reasonably cooperate with and assist the Company Entities in the defense of any claim or proceeding brought against it arising out of any aspect of the performance of your job while employed with the Company Entities. This cooperation and assistance shall include making yourself available at reasonable times (taking into account any other obligations you may have to any subsequent employer or other person or entity) to respond to requests for information from the Company Entities’ management and its attorneys and attendance at any legal or administrative proceedings where the Company Entities determine your attendance is necessary. To the extent that you incur any travel-related expenses, out-of-pocket expenses, and/or loss of wages as a result of your cooperation and assistance as contemplated by this Section 7, Cable One will promptly reimburse you for such amounts.

8.          Notice. You hereby agree that prior to accepting employment with any other person or entity during your period of service with the Company Entities, you shall provide written notice to the General Counsel of Cable One that you are proposing to accept such employment.

9.         General. You acknowledge and agree that the terms of the Restrictive Covenants: (a) are reasonable in light of all of the circumstances, (b) are sufficiently limited to protect the legitimate interests of the Company Entities, (c) impose no undue hardship on you, (d) are not injurious to the public and (e) supersede and replace any restrictive covenants that you may be subject to under existing arrangements or plans with any of the Hargray Entities. Cable One agrees to consider in good faith and on a case-by-case basis any request that you make that Cable One grant you a waiver of the Restrictive Covenants. Notwithstanding the foregoing, this offer letter is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).